Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2011 Results

PITTSBURGH, PA – February 1, 2012 – Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter Results:

Revenues for the quarter were $23.9 million and represented an 18% increase over the corresponding quarter last year and a 2% improvement over third quarter 2011 results. Gross margins in the 2011 quarter totaled 19.3% compared to 19.7% for the 2010 quarter. Consolidated net income for the fourth quarter 2011 totaled $253,000, or $0.07 per diluted share, compared to $304,000, or $0.08 per diluted share, in the same period last year. The 2011 fourth quarter results included severance expense equal to $0.05 per diluted share, related to the elimination of several executive positions during the quarter.

Demand for our IT staffing services remained solid during the fourth quarter when considering the normal year-end industry trends. Market conditions in healthcare staffing remained largely positive and we were able to achieve sequential revenue growth for the sixth consecutive quarter.

Full Year Results:

Revenue for the year totaled $89.4 million, or 24% higher than 2010 revenues of $71.8 million. Gross margins for the full year 2011 were 19.6% which was in-line with last year’s gross margin performance. Consolidated net income for 2011 totaled $1.1 million, or $0.30 per diluted share, compared to $663,000, or $0.18 per diluted share, in 2010.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased with the results that we delivered during the quarter and for the full year 2011. For the year, we organically grew our revenues and consultant-base by over 20%, increased profitability by approximately 67% and rationalized our management cost structure to better position us to continue to outperform our industry peers.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our balance sheet remains strong. We enter 2012 positioned with the financial flexibility to support our growth objectives and to capitalize on inorganic value creation opportunities. At December 31, 2011, cash on hand totaled $5.8 million; we had no outstanding debt; and have access to a credit facility with a maximum borrowing capacity of $19 million.”

In conjunction with its fourth quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on February 1, 2012 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 8, 2012.

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$5,755	$6,334
Accounts receivable, net	11,925	9,721
Prepaid and other current assets	1,046	1,395
Deferred income taxes	177	177

Total current assets	18,903	17,627

Equipment, enterprise software and leasehold improvements, net	273	185

Goodwill and intangible assets, net	458	498

Investment in unconsolidated affiliate	—	5

Deferred financing costs, net	74	—

Deferred income taxes	80	82

Total assets	$19,788	$18,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,309	$2,695
Accrued payroll and related costs	4,002	3,024
Deferred revenue and other liabilities	430	330

Total current liabilities	6,741	6,049

Total liabilities	6,741	6,049

Shareholders’ equity:
Common stock, par value $0.01 per share	37	37
Additional paid-in capital	10,114	9,962
Retained earnings	3,462	2,349
Treasury stock, at cost	(566)	—

Total shareholders’ equity	13,047	12,348

Total liabilities and shareholders’ equity	$19,788	$18,397

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Years ended December 31,
	2011	2010	2011	2010

Revenues	$23,857	$20,282	$89,362	$71,788

Cost of revenues	19,247	16,290	71,821	57,718

Gross profit	4,610	3,992	17,541	14,070

Selling, general and administrative expenses	4,164	3,559	15,680	13,006

Income from operations	446	433	1,861	1,064

Other income/(expense), net	(37)	(8)	(69)	(26)

Income before income taxes	409	425	1,792	1,038

Income tax expense	156	121	679	375

Net income	$253	$304	$1,113	$663

Earnings per share:
Basic	$0.07	$0.08	$0.30	$0.18

Diluted	$0.07	$0.08	$0.30	$0.18

Weighted average common shares outstanding:
Basic	3,594	3,691	3,653	3,673

Diluted	3,651	3,758	3,756	3,746